UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2005

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51217 (Commission File Number)	20-1920798 (IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois (Address of principal executive offices)	60179 (Zip code)

Registrant’s telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Cost Associated with Exit or Disposal Activities
SIGNATURES

Section 2 -      Financial Information

Item 2.05         Cost Associated with Exit or Disposal Activities

The registrant’s wholly-owned subsidiaries, Sears, Roebuck and Co. (“Sears”) and Kmart Holding Corporation (“Kmart”), have commenced organizational restructurings related to functions at their home offices in Hoffman Estates, Illinois and Troy, Michigan, respectively, as a result of the business combination of Sears and Kmart. The primary goal of the restructurings is to integrate the two companies’ headquarters operations and increase operating efficiencies. The restructurings will substantially reduce each company’s workforce at these locations.

The costs associated with the Sears organizational restructuring will be accounted for as part of the purchase price for the acquisition of Sears by Kmart.

The number of Kmart employees affected by this reduction is dependent, among other things, on the number of employees who accept relocation offers. The terms of the benefit packages being offered are being communicated to a substantial number of its affected employees beginning on April 26, 2005. The registrant expects the process of identifying and notifying all affected Kmart personnel to continue for the next several months. The registrant will record charges for termination benefits related to the Kmart restructuring in the current and future fiscal quarters in accordance with FASB Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The registrant estimates that cash expenditures will be incurred in the full amount of the charges.

Because not all affected Kmart employees have been identified and the number of employees offered the opportunity to relocate who will accept those offers is not known, the registrant is unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to the Kmart restructuring. As permitted by Item 2.05, the registrant will file an amendment to this report under Item 2.05 within four business days after the registrant makes a determination of such estimate or range of estimates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS HOLDINGS CORPORATION
By:	/s/William K. Phelan
William K. Phelan
Vice President and Controller

Date: April 29, 2005